UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a party other than the Registrant   ☐

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

VITACOST.COM INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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PRELIMINARY – SUBJECT TO COMPLETION

5400 Broken Sound Blvd., NW, Suite 500
Boca Raton, Florida 33487

May [●], 2010

To All of Our Stockholders:

You are probably aware that the largest affiliated group of stockholders of Vitacost.com Inc. (the “Company”), Great Hill Investors, LLC, Great Hill Equity Partners III, L.P. and Great Hill Equity Partners IV, L.P. (collectively, “Great Hill”), is soliciting written consents: (i) to amend the Company’s bylaws, as currently in effect (the “Bylaws”), to allow the Company’s stockholders to fill any vacancies, however caused, on the Board of Directors of the Company (the “Board”); (ii) to remove, without cause, four current members of your Board; and (iii) to elect four of Great Hill’s nominees, Messrs. Christopher S. Gaffney, Mark A. Jung, Michael A. Kumin and Jeffrey M. Stibel, as insurgent directors of the Company.  Great Hill proposes to do this by soliciting your written consent to three dissident proposals, each of which is described in the enclosed document.

In short, Great Hill is asking you to give your written consent to handing control of the Board to Mr. Gaffney, a Managing Partner and co-founder of Great Hill Partners, LLC (“GHP”), Mr. Kumin, who is a Partner with GHP, and two of their nominees, none of whom have industry experience in health and wellness products, without proper evaluation by your Board’s Nominating/Corporate Governance Committee (the “Nominating Committee”).  Great Hill asks you to hand over such control without a payment to all of the Company’s stockholders and, by its own admission, without specific plans to implement the Company’s growth and expansion or any plan to support your current management.  Indeed, although no decisions have been made by management at this time, Great Hill has not disclosed any plan for finding substitutes for your current management should they choose to resign if Great Hill obtains one or more director seats on your Board.

Great Hill’s ownership of approximately 19.7% of our shares already allows it to significantly influence the outcome of every transaction that may be submitted to a vote of our stockholders, including a merger, business combination or other extraordinary corporate transaction that could deliver a premium to all of the Company’s stockholders for their shares.  In addition, if you provide written consent to all three of Great Hill’s dissident proposals (in their entirety), Great Hill’s nominees will comprise four of the seven members of your Board — a majority.  If this happens, these insurgent directors would have the ability, if acting together, to make binding decisions of your Board, including with respect to ordinary corporate matters not necessarily affecting the value of the Company’s common stock, and also with respect to whether to give the Company’s stockholders the ability to vote on a merger, business combination or other extraordinary corporate transaction that may provide a premium to all of the Company’s stockholders for their shares.

Your current Board is committed to the long-term growth and success of the Company, and to enhancing the value of the shares of all stockholders.  In furtherance of this goal and recognizing that the current Board needed compositional change, the Company announced, prior to Great Hill’s nomination of its director nominees, the engagement of an independent executive search and consulting firm to help identify, evaluate and ultimately submit for election at the Company’s 2010 annual meeting of stockholders (the “2010 Annual Meeting”), several new, experienced, qualified and independent individuals to replace several members of your current Board.  While this process is not complete, it is well underway.  No decision has been made at this time as to which members of our current Board will be replaced.  Such decision will be made in connection with the 2010 Annual Meeting.

Your Board and management are continuing to focus on improving operations.  As you know, the Company recently opened a new 155,000 square foot distribution center in Las Vegas, Nevada.  This new distribution center implements new, automated technologies that the Company expects will materially improve productivity, create efficiencies and support the Company’s continued growth.  The Company also recently announced the expansion of its East Coast manufacturing and distribution facility in Lexington, North Carolina.  The Company is also taking proactive steps to correct the short-term manufacturing logistics situation it experienced in the first quarter of 2010.  In addition, your Board has formed a Strategic Alternatives Committee of the Board, which has commenced a formal process to identify and evaluate the Company’s strategic and financial alternatives to enhance stockholder value.  The Company has engaged Oppenheimer & Co., Inc., a large and nationally recognized investment banking firm, as its exclusive financial advisor in connection with this process, which includes the identification of potential business combination partners and purchaser candidates.  The Company can make no assurances that a transaction will occur.

The Company believes that Great Hill’s proposal to amend the Bylaws to allow stockholders to fill any vacancies, however caused, on the Board could be detrimental to the Company and all of our stockholders, and a distraction to the Board and the Company because any stockholder, no matter how few shares he or she owns, will have the ability to nominate director(s) of his or her own choosing.  The Company believes that to allow the Company’s stockholders to fill any vacancies, however caused, on the Board, regardless of the fitness or suitability of the stockholder’s nominee(s), would not represent good corporate governance, would do little to further the Company’s strategic business plan, and could be detrimental to the Company and all of our stockholders.

We believe, for the reasons stated above and described in greater detail in the enclosed document, that Great Hill’s actions are not in the best interests of all of our stockholders and that Great Hill’s dissident nominees are not the solution to a compositional change of your Board.

We urge you not to give your written consent to Great Hill’s proposals, and recommend that you instead permit your current Board and management an opportunity to put into action and achieve the goals set forth in our strategic business plan and our orderly plan to thoughtfully recompose the Board with several new, experienced, qualified and independent individuals.  Allen S. Josephs, M.D., a director and founder of the Company, who possesses voting control over approximately 7.1% of the Company’s common stock, and Robert G. Trapp, M.D., a director of the Company, who possesses voting control over approximately 2.7% of the Company’s common stock, have indicated to the Board that they presently intend to consent, in their capacity as stockholders, “for” proposal no. 1 in Great Hill’s consent statement, to remove one or more of the current Company directors indicated in proposal no. 2 in Great Hill’s consent statement, and to elect one or more of Great Hill’s director nominees listed in proposal no. 3 in Great Hill’s consent statement.

You can reject Great Hill’s proposals in three ways.  First, do NOT sign or submit Great Hill’s WHITE consent card.  Second, if you have already signed and submitted to Great Hill or MacKenzie Partners, Inc. a WHITE consent card, you may revoke that consent by immediately marking, signing, dating and mailing the enclosed GOLD Consent Revocation Card.  Finally, if you have not signed or submitted Great Hill’s WHITE consent card, you can show your support for your current Board by marking, signing, dating and mailing the enclosed GOLD Consent Revocation Card.  REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR REVOCATION OF CONSENT IS VERY IMPORTANT.  PLEASE ACT TODAY.  Thank you for your support.

Very truly yours,

/s/ Ira P. Kerker

Ira P. Kerker
Chief Executive Officer

If you have any questions about revoking any consent you may have previously given, or if you require assistance, please contact the Company’s consent revocation solicitor:

ii

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Call Toll Free: (800) 591-8269
Email: proxyinfo@altmangroup.com
Facsimile: (201) 460-0050

iii

PRELIMINARY – SUBJECT TO COMPLETION

VITACOST.COM INC.

5400 Broken Sound Blvd., NW, Suite 500
Boca Raton, Florida 33487

May [●], 2010

CONSENT REVOCATION STATEMENT
BY THE BOARD OF DIRECTORS OF VITACOST.COM INC.
IN OPPOSITION TO
A CONSENT SOLICITATION BY GREAT HILL INVESTORS, LLC, GREAT HILL EQUITY
PARTNERS III, L.P. AND GREAT HILL EQUITY PARTNERS IV, L.P.

This Consent Revocation Statement is furnished by the Board of Directors (the “Board”) of Vitacost.com Inc., a Delaware corporation (“Vitacost” or the “Company”), to all holders of outstanding shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”), in connection with your Board’s opposition to the solicitation of stockholder written consents by dissident stockholders, Great Hill Investors, LLC, Great Hill Equity Partners III, L.P. and Great Hill Equity Partners IV, L.P. (collectively, “Great Hill”).  As of May 25, 2010, Great Hill, the Company’s largest affiliated group of stockholders, held shares that it purchased on March 23, 2010 from one of the Company’s co-founders and former Chief Operations Architect, and certain other stockholders in privately negotiated block transactions representing, in the aggregate, approximately 19.7% of the Company’s outstanding Common Stock.  Great Hill Investors, LLC (“GHI”) is a Massachusetts limited liability company.  Great Hill Equity Partners III, L.P. (“GHPIII”) and Great Hill Equity Partners IV, L.P. (“GHPIV”) are Delaware limited partnerships.  Mr. Christopher S. Gaffney is a manager of GHI, a manager of the general partners of GHPIII and GHPIV, and a Managing Partner with, and one of the co-founders of, Great Hill Partners, LLC (“GHP”), an affiliate of Great Hill.  Mr. Michael A. Kumin is a Partner with GHP.

On May 11, 2010, Great Hill filed preliminary consent solicitation materials with the Securities and Exchange Commission (the “SEC”), thereby publicly announcing its intent to solicit stockholder written consents to amend the Company’s bylaws, as currently in effect (the “Bylaws”), and to remove four current members of the Board and replace them with four of its own nominees (the “Consent Solicitation”).  On May 17, 2010, Great Hill filed Amendment No. 1 to its preliminary consent solicitation statement with the SEC in connection with the Consent Solicitation.  On May 25, 2010, Great Hill filed its definitive consent solicitation statement with the SEC in connection with the Consent Solicitation.  Great Hill proposes to remove four of your current directors “without cause” and replace them without input from your Board’s Nominating/Corporate Governance Committee (the “Nominating Committee”).

Great Hill’s ownership of approximately 19.7% of our shares already allows it to significantly influence the outcome of every transaction that may be submitted to our stockholders for a vote, including a merger, business combination or other extraordinary corporate transaction that could deliver a premium to all of the Company’s stockholders for their shares.  In addition, if you provide written consent to all three of Great Hill’s proposals (in their entirety), Great Hill’s nominees will comprise a majority of your Board and would have the ability, if acting together, to make binding decisions of your Board, including with respect to ordinary corporate matters not necessarily affecting the value of the Company’s Common Stock, and also with respect to whether to give the Company’s stockholders the ability to vote on a merger, business combination or other extraordinary corporate transaction that may provide a premium to all of the Company’s stockholders for their shares.

Your current Board is committed to the long-term growth and success of the Company and to enhancing the value of the shares of all stockholders.  In furtherance of this goal and recognizing that the current Board needed a compositional change, the Company announced, prior to Great Hill’s nomination of its director nominees, the engagement of an independent executive search and consulting firm to help identify, evaluate and ultimately submit for election at the 2010 annual meeting of the Company’s stockholders (the “2010 Annual Meeting”), several new, experienced, qualified and independent individuals to replace several members of your current Board.  While this process is not complete, it is well underway.  No decision has been made at this time as to which members of our current Board will be replaced.  Such decision will be made in connection with the 2010 Annual Meeting.

Without giving the Company an opportunity to effect its previously announced plan to identify and present to our stockholders at the 2010 Annual Meeting, new, experienced, qualified and independent candidates for election to your Board, Great Hill initiated its dissident Consent Solicitation.  Great Hill’s dissident Consent Solicitation seriously jeopardizes our ability to attract and retain the new, experienced, qualified and independent director candidates sought by the Company, including candidates having experience in our industry, unlike Great Hill’s nominees.  Further, your Board is concerned that the Consent Solicitation is distracting your Board and our management from executing our strategic plan to deliver value for all of the Company’s stockholders.

Your Board and management are continuing to focus on improving operations.  As you know, the Company recently opened a new 155,000 square foot distribution center in Las Vegas, Nevada.  This new distribution center implements new, automated technologies that the Company expects will materially improve productivity, create efficiencies and support the Company’s continued growth.  The Company also recently announced the expansion of its East Coast manufacturing and distribution facility in Lexington, North Carolina.  The Company is also taking proactive steps to correct the short-term manufacturing logistics situation it experienced in the first quarter of 2010.  In addition, your Board has formed a Strategic Alternatives Committee of the Board, which has commenced a formal process to identify and evaluate the Company’s strategic and financial alternatives to enhance stockholder value.  The Company has engaged Oppenheimer & Co., Inc., a large and nationally recognized investment banking firm, as its exclusive financial advisor in connection with this process, which includes the identification of potential business combination partners and purchaser candidates.  The Company can make no assurances that a transaction will occur.

The Company believes that Great Hill’s proposal to amend the Bylaws to allow stockholders to fill any vacancies, however caused, on the Board could be detrimental to the Company and all of our stockholders, and a distraction to the Board and the Company because any stockholder, no matter how few shares he or she owns, will have the ability to nominate director(s) of his or her own choosing.  The Company believes that to allow the Company’s stockholders to fill any vacancies, however caused, on the Board, regardless of the fitness or suitability of the stockholder’s nominee(s), would not represent good corporate governance, would do little to further the Company’s strategic business plan, and could be detrimental to the Company and all of our stockholders.

We believe that Great Hill’s actions are not in the best interests of all of our stockholders and that Great Hill’s dissident nominees are not the solution to a compositional change of your Board.

We urge you not to give your written consent to Great Hill’s proposals, and recommend that you instead permit your current Board and management an opportunity to put into action and achieve the goals set forth in our strategic business plan and our orderly plan to thoughtfully recompose the Board with several new, experienced, qualified and independent individuals.  Allen S. Josephs, M.D., a director and founder of the Company, who possesses voting control over approximately 7.1% of the Company’s Common Stock, and Robert G. Trapp, M.D., a director of the Company, who possesses voting control over approximately 2.7% of the Company’s Common Stock, have indicated to the Board that they presently intend to consent, in their capacity as stockholders, “for” proposal no. 1 in Great Hill’s consent statement, to remove one or more of the current Company directors indicated in proposal no. 2 in Great Hill’s consent statement, and to elect one or more of Great Hill’s director nominees listed in proposal no. 3 in Great Hill’s consent statement.

This Consent Revocation Statement and the enclosed GOLD Consent Revocation Card are first being mailed to stockholders on or about June [●], 2010.

Important Notice Regarding the Availability of Consent Revocation Materials for this Consent Revocation Solicitation

This Consent Revocation Statement is available at [●]

YOUR BOARD URGES YOU NOT TO SIGN OR RETURN ANY DISSIDENT WHITE CONSENT CARD SENT TO YOU BY OR ON BEHALF OF GREAT HILL, BUT INSTEAD TO MARK, SIGN, DATE AND RETURN THE COMPANY’S GOLD CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

If you have previously signed and returned the WHITE consent card, you have every right to change your vote and revoke your consent.  Whether or not you have signed and returned the WHITE consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed GOLD Consent Revocation Card and to sign, date and mail the card to The Altman Group, Inc., at P.O. Box 268, Lyndhurst, NJ 07017 in the enclosed postage-paid envelope.  Although submitting a GOLD Consent Revocation Card will not have any legal effect if you have not previously submitted a WHITE consent card, it will help us to keep track of the progress of the consent revocation process.  Regardless of the number of shares you own, your consent revocation is very important.  Please act today.

If your shares are held of record in “street name,” only your broker or your nominee can act with respect to your shares.  Please contact the person responsible for your account and instruct him or her to submit a GOLD Consent Revocation Card on your behalf today.

In accordance with Delaware law and the Bylaws, and in reliance on Great Hill’s written request that your Board fix a record date, the Board has fixed a record date of June 2, 2010 (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Consent Solicitation.  Only stockholders of record as of the close of business on June 2, 2010 may execute, withhold or revoke consents with respect to the Consent Solicitation.

If you have any questions about giving your consent revocation or require assistance, please call:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Call Toll Free: (800) 591-8269
Email: proxyinfo@altmangroup.com
Facsimile: (201) 460-0050

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT

Q:  WHO IS MAKING THIS SOLICITATION?

A:  Your Board, on behalf of the Company.

Q:  WHAT ARE WE ASKING YOU TO DO?

A:  You are being asked to revoke any consent that you may have previously delivered in support of the proposals described in the Consent Solicitation materials and, by doing so, allow your current Board and management to put into action and achieve the goals set forth in our strategic business plan and our orderly plan to thoughtfully recompose your Board with several new, experienced, qualified and independent individuals.

Q:  IF I HAVE ALREADY DELIVERED A CONSENT, IS IT TOO LATE FOR ME TO CHANGE MY VOTE?

A:  No.  Until a requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents and certified by the inspectors, the consent will not become effective as stockholder action.  At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a GOLD Consent Revocation Card, as discussed in the following question.

Q:  WHAT IS THE EFFECT OF DELIVERING A GOLD CONSENT REVOCATION CARD?

A:  By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed GOLD Consent Revocation Card and by signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier-dated consent that you may have delivered to Great Hill.  Even if you have not submitted a WHITE consent card, you may submit your consent revocation as described above.  Although submitting a GOLD Consent Revocation Card will not have any legal effect if you have not previously submitted a WHITE consent card, it will help us keep track of the progress of the consent revocation process.

Q:  WHAT SHOULD I DO TO REVOKE MY CONSENT?

A:  Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the enclosed GOLD Consent Revocation Card.  Then sign, date and return the enclosed GOLD Consent Revocation Card today to The Altman Group, Inc. at P.O. Box 268, Lyndhurst, NJ 07017 in the enclosed postage-paid envelope.  It is very important that you date the GOLD Consent Revocation Card when you sign it.

Q:  WHAT HAPPENS IF I DO NOTHING?

A:  If you do not return either the GOLD Consent Revocation Card or the WHITE consent card you have received, you will effectively be voting AGAINST Great Hill’s proposals.  If you previously marked, signed, dated and mailed a WHITE consent card, and you do nothing more, then you will be voting FOR Great Hill’s proposals.

Q:  WHAT IS THE BOARD’S POSITION WITH RESPECT TO GREAT HILL’S PROPOSALS?

A:  Your Board has determined that Great Hill’s proposals are not in the best interests of the Company and all of our stockholders and that stockholders should reject the proposals.  The Board’s reasons and recommendations are contained in the section entitled “Reasons to Reject Great Hill’s Consent Solicitation Proposals.”

Q:  WHAT DOES THE BOARD RECOMMEND?

A:  The Board strongly believes that the Consent Solicitation is not in the best interests of the Company and all of our stockholders.  The Board opposes the Consent Solicitation by Great Hill and urges stockholders to reject the Consent Solicitation and revoke any consent previously submitted.  Allen S. Josephs, M.D., a director and founder of the Company, who possesses voting control over approximately 7.1% of the Company’s Common Stock, and Robert G. Trapp, M.D., a director of the Company, who possesses voting control over approximately 2.7% of the Company’s Common Stock, have indicated to the Board that they presently intend to consent, in their capacity as stockholders, “for” proposal no. 1 in Great Hill’s consent statement, to remove one or more of the current Company directors indicated in proposal no. 2 in Great Hill’s consent statement, and to elect one or more of Great Hill’s director nominees listed in proposal no. 3 in Great Hill’s consent statement.

Q:  WHO IS ENTITLED TO CONSENT, WITHHOLD CONSENT OR REVOKE A PREVIOUSLY GIVEN CONSENT WITH RESPECT TO GREAT HILL’S PROPOSALS?

A:  Only the stockholders of record of our Common Stock on the Record Date are entitled to consent, withhold consent or revoke a previously given consent with respect to Great Hill’s proposals.  A Record Date of June 2, 2010 has been established by your Board.

Q:  WHO SHOULD I CONTACT IF I HAVE QUESTIONS ABOUT THE SOLICITATION?

A:  Please call The Altman Group, Inc. toll free at (800) 591-8269.  You may also contact The Altman Group, Inc. at proxyinfo@altmangroup.com.

FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement and other reports and proxy statements filed with the SEC, communications to stockholders, press releases and oral statements made by representatives of the Company contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) that relate to possible future events, our future performance, and our future operations.  In some cases, you can identify such forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions, but these words are not the exclusive means of identifying such statements.  Such statements are only our predictions.  Actual results could differ materially from those projected in such forward-looking statements as a result of the risk factors set forth from time to time in filings we make with the SEC, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q.  Therefore, we cannot guarantee future results, levels of activities, performance or achievements.  Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, we assume no obligation to update the forward-looking statements included herein, whether as a result of new information, future events or circumstances, or otherwise.

DESCRIPTION OF GREAT HILL’S CONSENT SOLICITATION

As set forth in the Consent Solicitation materials filed with the SEC, Great Hill is seeking your consent for the following proposals:

(1)          to amend Article IV, Section 4.3 of the Bylaws in order to allow the stockholders to fill any vacancies, however caused, on the Board of Directors of the Company (the “Bylaw Proposal”);

(2)          to remove, without cause, the following four members of the Board (and any person or persons, other than those elected by the Consent Solicitation, elected, appointed or designated by the Board to fill any vacancy or newly created directorship on or after May 11, 2010 and prior to the time that any of the actions proposed to be taken by the Consent Solicitation become effective): Eran Ezra, Stewart L. Gitler, David N. Ilfeld, M.D. and Lawrence A. Pabst, M.D. (the “Removal Proposal”); and

(3)          to elect Christopher S. Gaffney, Mark A. Jung, Michael A. Kumin and Jeffrey M. Stibel to serve as directors of the Company until the next annual meeting of stockholders and until their successors are duly elected and qualified (the “Board Election Proposal”).

BACKGROUND OF THE CONSENT SOLICITATION

In early 2008, representatives of the Company met with representatives of Great Hill to discuss a possible investment in the Company by Great Hill. Great Hill entered into a non-disclosure agreement with the Company after which Great Hill conducted weeks of due diligence on the Company. Great Hill chose not to proceed with an investment in the Company at that time.

In September 2009, the Company’s initial public offering of Common Stock, in which 11 million shares of Common Stock were sold to the public at an offering price of $12.00 per share, was completed.  The offering included approximately 4.4 million shares sold by the Company and approximately 6.6 million shares sold by certain selling stockholders.

In December 2009, representatives of Great Hill met with representatives of the Company to discuss Great Hill’s possible purchase of shares of Common Stock from certain of the Company’s stockholders.

According to the Consent Solicitation materials, in January 2010 representatives of Great Hill approached Wayne Gorsek, one of the Company’s co-founders and former Chief Operations Architect, about acquiring some or all of his shares of Common Stock.  At the time, Mr. Gorsek beneficially owned approximately 4.8 million shares of Common Stock, representing approximately 17.4% of the outstanding Common Stock.

At various times in January, February and March 2010, representatives of Great Hill discussed with representatives of the Company, Great Hill’s possible purchase of shares of Common Stock from certain of the Company’s stockholders, including Mr. Gorsek.  During these discussions, representatives of Great Hill conveyed to representatives of the Company that, as part of its purchase of shares of Common Stock from certain of the Company’s stockholders, Great Hill would require certain governance rights, including, among other things, the right to designate members of your Board.

In February 2010, the Board formed a Strategic Alternatives Committee (the “Strategic Alternatives Committee”) consisting of members of the Board to work with our management and professional advisors to explore, identify, review and report to your Board, potential strategic and financial alternatives in the best interests of the Company and all of our stockholders.  The Company has engaged Oppenheimer & Co., Inc., a large and nationally recognized investment banking firm, as its exclusive financial advisor in connection with this process.

In March 2010, representatives of the Company met with representatives of Great Hill in person at Great Hill’s request.  The parties discussed Great Hill’s desire to purchase shares of Common Stock from Mr. Gorsek and others, as well as Great Hill’s desire to acquire an aggregate of up to 30% of the Company’s outstanding Common Stock from certain stockholders and to obtain not less than four seats on your Board.  The parties agreed to negotiate, in good faith, a standstill agreement, which would provide Great Hill with immediate Board representation, subject to proper evaluation by the Nominating Committee and the Board.  At the end of the meeting, representatives of Great Hill represented to the Company that Great Hill would not purchase the shares of Common Stock if the Company intended to contest Great Hill’s obtaining Board control.

Throughout March 2010, representatives of the Company and representatives of Great Hill negotiated on several occasions in an attempt to reach an appropriate framework for a mutually acceptable standstill agreement.  While in negotiations with Great Hill, representatives of the Company learned that Great Hill had already entered into a stock purchase agreement with Mr. Gorsek.  In response to Great Hill’s actions, your Board discussed implementing a stockholder rights plan.

On March 23, 2010, Great Hill filed a statement on Schedule 13D with the SEC disclosing that it had purchased on such date from Mr. Gorsek and certain other stockholders, in privately negotiated transactions, an aggregate of 5,419,697 shares, representing approximately 19.7% of the Company’s outstanding Common Stock at that time for $11.25 per share.  The Schedule 13D stated that Great Hill had previously had discussions with the Company about obtaining certain Board nomination rights and other communication and participation rights for Great Hill for as long as its ownership was maintained at a specified level, in exchange for various agreements by Great Hill.  The Schedule 13D also stated that no agreement between the Company and Great Hill had been reached on such matters as of such date, and that Great Hill might communicate with the Board, members of management and/or other stockholders from time to time with respect to operational, strategic, financial or governance matters or otherwise work with management and the Board with a view to maximizing stockholder value.

In your Board’s judgment, Great Hill’s stated desire to acquire up to 30% of the Company’s outstanding Common Stock and its desire to obtain not less than four Board seats (a majority of your Board) would have represented effective “negative control” in the hands of Great Hill because it would enable Great Hill — a single stockholder group — to substantially influence the outcome of every future proposal submitted for a vote to the Company’s stockholders, including a merger, business combination or other extraordinary corporate transaction that could deliver a premium to all of the Company’s stockholders for their shares.  Great Hill’s purchase of Common Stock on March 23, 2010 did not, and any subsequent accumulation as threatened by Great Hill would not, involve any payment to all of the Company’s stockholders.

On March 24, 2010, the Company announced that the Board had approved the adoption of a stockholder rights plan (the “Rights Agreement”).  Under the Rights Agreement, the Board declared a dividend distribution of one preferred stock purchase right for each outstanding share of Common Stock held by stockholders of record as of the close of business on March 24, 2010.

On March 25, 2010, representatives of Great Hill contacted representatives of the Company regarding the Rights Agreement.  Representatives of Great Hill expressed their disappointment that the Company did not contact them and advise them in advance regarding the Company’s consideration of, and decision to adopt, the Rights Agreement.  Representatives of Great Hill also expressed their belief that Great Hill, due to its status as the Company’s largest affiliated group of stockholders, with beneficial ownership of approximately 19.7% of the Company’s outstanding Common Stock at that time, somehow had a right to receive material non-public information before it was released to the public.  The Company did not agree.  During this conversation, representatives of the Company explained that the Company believed it had no choice but to protect the Company and its stockholders from what the Company perceived as a threat to the Company and a hostile act by Great Hill.  Representatives of the Company stated that they were nevertheless willing to pursue the negotiation of a standstill agreement, which would provide Great Hill with immediate minority representation on the Board, subject to proper evaluation by the Nominating Committee and the Board.  In response, representatives of Great Hill stated that they wanted a majority of Board seats.

In April 2010, representatives of the Company again met with representatives of Great Hill to discuss the Rights Agreement and the Company’s recent earnings announcements.  Great Hill at that time indicated that it was considering nominating one or more candidates for election to the Board at the 2010 Annual Meeting.

On April 29, 2010, and prior to Great Hill’s nomination of its director nominees, the Board engaged the independent executive search and consulting firm of SSA Executive Search International to work closely with the Nominating Committee to identify and review the qualifications of several new, experienced, qualified and independent director candidates.  The Company announced that it was seeking to enhance the diversity of the Board to add increased industry experience, corporate governance expertise, mergers and acquisitions and capital markets transactional expertise, and overall public company board experience, and that no decision had been made at that time as to the future size of the Board.

By letter dated April 30, 2010, Great Hill notified the Company, under its advance notice bylaw provisions, of its nomination of an opposition slate of four insurgent directors for election to the Company’s Board at the 2010 Annual Meeting (the “April 30th Letter”) or a special meeting of stockholders that includes the election of directors.  Great Hill identified the four individuals it intended to nominate for election to the Board at the 2010 Annual Meeting – Messrs. Gaffney, Jung, Kumin and Stibel.  Also on such date, Great Hill filed an amended Schedule 13D with the SEC, which stated that Great Hill delivered the April 30th Letter to the Company and that Great Hill was considering the possibility of calling a special meeting of the Company’s stockholders or conducting a consent solicitation, in each case for the purpose of, among other things, removing from office, without cause, certain of the current directors and replacing them with a slate of nominees chosen solely by Great Hill.

On or about May 5, 2010, representatives of the Company invited representatives of Great Hill to meet with the Board on May 24, 2010 to explain the value of Great Hill’s proposed nominees and Great Hill’s plan for bringing value to the Company in the future.  The Company’s representatives explained that their only concern was protecting and acting in the best interests of all of the Company’s stockholders.  Great Hill declined the invitation.

On May 11, 2010, Great Hill filed a preliminary consent solicitation statement with the SEC in connection with the Consent Solicitation.  Also on such date, Great Hill submitted a letter to the Company wherein it made a demand for the stockholder list and certain books and records of the Company pursuant to Section 220 of the Delaware General Corporation Law (the “Section 220 Demand Letter”).  Also on such date, Great Hill filed an amended Schedule 13D with the SEC announcing that it had filed its preliminary consent solicitation statement.

By letter dated May 13, 2010, Great Hill submitted a letter to the Company’s Corporate Secretary, wherein it requested that the Board set a record date in connection with the Consent Solicitation (the “May 13th Letter”).

On May 17, 2010, Great Hill filed Amendment No. 1 to its preliminary consent solicitation statement with the SEC in connection with the Consent Solicitation.

On May 18, 2010, the Company’s special counsel responded to Great Hill’s counsel regarding the Section 220 Demand Letter (the “May 18th Letter”).  The Company’s special counsel advised Great Hill’s counsel that, although the Section 220 Demand Letter contained certain technical deficiencies, the Company, nevertheless was willing to provide Great Hill access to the stockholder list and books and records of the Company as, when and to the extent in its possession, subject to the Company’s receipt of an appropriate power-of-attorney and an executed confidentiality agreement from Great Hill.

On May 19, 2010, Great Hill’s counsel provided comments to the proposed confidentiality agreement.

On May 20, 2010, Great Hill’s counsel further contacted the Company’s special counsel regarding its comments to the proposed confidentiality agreement.  Also on such date, the Company publicly announced that the Strategic Alternatives Committee commenced a formal process to identify and evaluate strategic and financial alternatives to enhance stockholder value, including the identification of potential business combination partners and purchaser candidates, and that the Company had engaged Oppenheimer & Co., Inc., as its financial advisor to assist with such process.

On May 21, 2010, Great Hill’s counsel provided an executed power-of-attorney as requested in the May 18th Letter.  The Company’s special counsel provided a revised confidentiality agreement in response to the comments of Great Hill’s counsel.

On May 21, 2010, the Company filed with the SEC its preliminary consent revocation statement in connection with the Consent Solicitation and Great Hill filed with the SEC Amendment No. 2 to its preliminary consent solicitation statement.  Also, the Company announced the expansion of its East Coast manufacturing and distribution facility in Lexington, North Carolina, and further announced the progress the Nominating Committee was making in connection with the previously announced process to identify and evaluate potential highly qualified independent director candidates for service on the Company’s Board who possess health and wellness product industry experience, public company director experience and other qualifications.

On May 23, 2010, in reliance on the May 13th Letter, your Board established and fixed a Record Date of June 2, 2010 for holders of the Common Stock to be eligible to deliver written consents and revocations of consent, respectively, in the Consent Solicitation and the Company’s revocation of consent solicitation.

By letter dated May 24, 2010, Great Hill submitted a letter to the Company’s Corporate Secretary, wherein it requested that the Company provide it with certain information, make certain elections and undertake certain actions, in each case pursuant to Rule 14a-7 under the Exchange Act (the “Rule 14a-7 Request Letter”).  The 14a-7 Request Letter also alleged that the Company was untimely in its obligations under Rule 14a-7.

Also, on May 24, 2010, Great Hill’s counsel submitted to the Company an executed version of the negotiated confidentiality agreement.

On or about May 24, 2010, a stockholder (“Plaintiff”) filed a purported class action complaint against the Company and certain of the Company’s officers and directors in the United States District Court for the Southern District of Florida.  Plaintiff alleges claims under the Securities Act of 1933, as amended, and the Exchange Act and purports to represent a class of investors who purchased Common Stock of the Company between September 24, 2009 and April 20, 2010.  Plaintiff alleges that the Company made false and/or misleading statements (i) in the offering documents used for the Company’s initial public offering, and (ii) in subsequent public disclosures.  Plaintiff does not specify the alleged damages.  The Company intends to defend itself vigorously.

On May 25, 2010, the Company’s special counsel advised that the Company would provide promptly after the Record Date certain books and records of the Company within two business days in accordance with the confidentiality agreement and the stock list materials provided in the confidentiality agreement.  On May 25, 2010, the Company also responded to Great Hill’s prior request for a Rule 14a-7 election that the Company would mail the Consent Solicitation materials and provided the other information required by Rule 14a-7.

Also on May 25, 2010, Great Hill filed its definitive consent solicitation statement with the SEC in connection with the Consent Solicitation.

On May 25, 2010, the Company delivered to Broadridge Financial Solutions, Inc. for distribution to the Company’s stockholders a so-called “stop-look-listen” letter requesting that the Company’s stockholders refrain from making any voting decision in respect of the Consent Solicitation until the Company’s definitive consent revocation statement and related revocation materials were disseminated to the Company’s stockholders.

By letter dated May 26, 2010 (the “May 26th Letter”), Great Hill’s counsel confirmed that Great Hill had commenced the mailing of its consent solicitation materials to beneficial (i.e., “street name”) holders of the Company’s Common Stock through Broadridge Financial Solutions, Inc., and asked whether the Company would “reasonably promptly” (within the meaning of Rule 14a-7) mail the Consent Solicitation materials to holders of record as of the close of business on a “recent date,” not constituting the Record Date and whether the Company would conduct a subsequent mailing to any new holders of record of the Company’s Common Stock as of the Record Date.  Great Hill’s counsel requested an answer to this question by 12:00 p.m., Eastern time, on May 27, 2010.

By letter dated May 27, 2010, the Company’s special counsel notified Great Hill’s counsel that while it did not agree with Great Hill’s assertions and demands expressed in the May 26th Letter, but that, as requested by Great Hill, it would mail the Consent Solicitation materials to holders of record of the Company’s Common Stock as of a “recent date” not constituting the Record Date.

Also, on May 27, 2010, the Company filed with the SEC Amendment No. 1 to its preliminary consent revocation statement.

REASONS TO REJECT GREAT HILL’S CONSENT SOLICITATION PROPOSALS

Your Board strongly believes that the Consent Solicitation is not in the best interests of the company and all of our stockholders.

Your Board believes that Great Hill’s proposals are not in the best interests of the Company and all of our stockholders.  For the reasons set forth below, your Board urges you to reject the Consent Solicitation and to mark, sign, date and return the enclosed GOLD Consent Revocation Card, whether or not you have previously signed or submitted a WHITE consent card sent to you by Great Hill.

Your Board believes it is not in the best interests of all stockholders to give control of your Board to Great Hill and its director nominees.

Great Hill is asking you in advance of the upcoming 2010 Annual Meeting to remove four of your directors, without cause, and simply replace them with Great Hill’s nominees.  In effect, Great Hill is asking you to give it control of your Board and the Company, without providing you with any payment whatsoever and, by its own admission, without specific plans to implement the Company’s growth and expansion or any plan to support your current management.  Indeed, although no decisions have been made by management at this time, Great Hill has not disclosed any plan for finding substitutes for your current management should they choose to resign if Great Hill obtains one or more director seats on your Board.  Your Board believes that it is not in the best interests of all stockholders to give control of your Company to any individual stockholder or group of stockholders, especially one that is looking to protect the value of “its” investment.

Your Board is committed to the long-term growth and success of the Company, and to enhancing the value of the shares of all stockholders.  In furtherance of this goal and recognizing that the current Board needed compositional change, the Company announced, prior to Great Hill’s nomination of its director nominees, the engagement of an independent executive search and consulting firm to help identify, evaluate and ultimately submit for election at the 2010 Annual Meeting several new, experienced, qualified and independent individuals to replace several members of your current Board.  While this process is not complete, it is well underway.  No decision has been made at this time as to which members of our current Board will be replaced.  Such decision will be made in connection with the 2010 Annual Meeting.  The Consent Solicitation seriously jeopardizes our ability to attract and retain the new experienced, qualified and independent director candidates sought by the Company, including candidates having experience in our industry, unlike Great Hill’s insurgent nominees.

Your Board has announced and initiated a process to nominate several new, experienced, qualified and independent directors for election to the Board.

Recognizing that the current Board needed compositional change, the Company announced, prior to Great Hill’s nomination of its director nominees, the engagement of an independent executive search and consulting firm, SSA Executive Search International, to work closely with the Nominating Committee to help identify, evaluate and ultimately submit for election at the Company’s 2010 Annual Meeting, several new, experienced, qualified and independent individuals to replace several members of your current Board.  While this process is not complete, it is well underway.

Great Hill has not presented a specific plan.

Great Hill makes a number of statements about its self-professed ability and experience to oversee the Company’s growth strategy, to enhance the value of your shares and to improve the Company’s performance.  When the Company asked Great Hill to present a business or operating plan and to meet with your Board to explain its specific plans to enhance stockholder value, however, Great Hill declined to do so and instead took action to protect “its” investment.  Your Board believes that Great Hill’s proposed “plans” for the Company articulated in the Consent Solicitation materials are vague, conclusory and unsupported by any proven track record in the industry.  In fact, Great Hill admits that neither it nor its insurgent nominees have any specific plans (other than redeeming the Rights Agreement) to implement the Company’s growth and expansion or any plan to support your current management.  For example:

•	Great Hill proposes to seek to “[e]nsure the Company’s growth and expansion plans are properly implemented without further disruption to ongoing operations,” without articulating a specific plan.

•
Great Hill proposes to use its nominees’ “professional network of relationships” to identify “select additional hires” for the Company’s existing management team, but fails to identify any areas where additional management resources are necessary or explain why the Company’s existing management needs additional help.

•
Great Hill also makes generalized statements, such as the assertion that its nominees will “[b]ring their deep experience with technology and Internet companies to the boardroom in support of the Company and its management.”  Although no decisions have been made by management at this time, Great Hill has not disclosed any plan for finding substitutes for your current management should they choose to resign if Great Hill obtains one or more director seats on your Board.  Despite Great Hill’s insistence that its nominees have the necessary experience to serve on your Board, none of the dissident nominees has industry experience in health and wellness products.

•
Great Hill asserts that the Board adopted the Rights Agreement in “the complete absence of a takeover threat and despite assurances from Great Hill that it had no intention of seeking to acquire the Company.”  In March 2010, however, Great Hill purchased a significant amount of our shares in private transactions entered into with certain of the Company’s stockholders.  Great Hill also expressed to the Company its desire to acquire up to 30% of our issued and outstanding shares and to obtain at least four seats on your Board.  Such acquisition would have represented effective “negative control” in the hands of Great Hill because it would enable Great Hill to substantially influence the outcome of every transaction or Company matter submitted for a vote to the Company’s stockholders, including a merger, business combination or other extraordinary corporate transaction that could deliver a premium to all of the Company’s stockholders for their shares.  Great Hill’s purchase of our shares on March 23, 2010 did not, and any subsequent accumulation as threatened by Great Hill would not, involve any payment to all of the Company’s stockholders.  In view of such overt threat, including Great Hill’s refusal to meet with the Board to present any business or operating plan to improve the Company’s business or to enhance the value of our shares, the Company adopted the Rights Agreement.

•	Despite what Great Hill tells you, you will have the power to vote to approve or disapprove of the Rights Agreement at the 2012 annual meeting of our stockholders or it will expire 30 days thereafter.

Your Board has already taken action to address Great Hill’s criticisms, including engaging an independent executive search and consulting firm to help identify, evaluate and ultimately submit for election at the 2010 Annual Meeting several new, experienced, qualified and independent individuals to replace several members of your current Board.  This process is well underway, although not yet completed.  Meanwhile, Great Hill has made only vague proclamations with no specifics or tangible solutions whatsoever regarding growing the Company or enhancing stockholder value.  Your Board urges you not to take the leap of faith that Great Hill is asking of you.

Great Hill’s approximately 19.7% equity stake in the Company allows it to significantly influence the outcome of every transaction that may be submitted to a vote of our stockholders, including a merger, business combination or other extraordinary corporate transaction that could deliver a premium to all of the Company’s stockholders for their shares of Common Stock.

Great Hill owns approximately 19.7% of all shares, which allows it to significantly influence the outcome of every transaction that may be submitted to a vote of our stockholders, including a merger, business combination or other extraordinary corporate transaction that could deliver a premium to all of the Company’s stockholders for their shares.  If you provide written consent to all three of Great Hill’s proposals in their entirety, Great Hill’s nominees will comprise a majority (four of seven) of your Board.  If this happens, these insurgent directors would have the ability, if acting together, to make binding decisions of your Board, including with respect to ordinary corporate matters not necessarily affecting the value of the Company’s Common Stock, and also with respect to whether to give the Company’s stockholders the ability to vote on a merger, business combination or other extraordinary corporate transaction that may provide a premium to all of the Company’s stockholders for their shares.

Great Hill has declined your Board’s invitation to consider Great Hill’s nominees under the Company’s established nominating process.

The Company repeatedly invited Great Hill to present its nominees for interview and evaluation by the Nominating Committee and your full Board, but Great Hill declined to do so, and instead elected to proceed with its expensive, time-consuming and distracting Consent Solicitation.

Although Great Hill states its belief that each of its nominees is independent of the Company under the listing standards of The NASDAQ Stock Market, LLC and is not currently affiliated with the Company or any of its subsidiaries, more importantly, three of its nominees have a relationship with Great Hill or its affiliates.

Two of Great Hill’s nominees – Mr. Christopher S. Gaffney and Mr. Michael A. Kumin – are managers or employees of Great Hill or its affiliates.  In addition, Mr. Mark A. Jung was the Chief Executive Officer of a company that was acquired by affiliates of Great Hill in 2003, and Mr. Jung continued as Chief Executive Officer following the transaction until 2005, when the company was sold to a third party.  As the Company’s largest stockholder, Great Hill may have interests different from, and in direct conflict with, the best interests of all of the Company’s stockholders, a fact that Great Hill acknowledges on page 12 of its definitive consent solicitation statement on Schedule 14A as filed with the SEC on May 25, 2010.  Despite this potential conflict, Great Hill states that it expects its nominees to fully discharge their obligations to the Company and its stockholders under Delaware law.

Your Board has and will continue to act in the best interests of the Company and our stockholders.

Your Board has acted and will continue to act in the best interests of the Company’s stockholders.  The Company has not taken the traditional steps that many public companies take to disable hostile takeovers and consent solicitations, such as implementing a staggered board of directors, prohibiting stockholder action by written consent by charter provision or prohibiting the removal of directors without cause, precisely because the Company values input from its stockholders.  Since May 11, 2010, when Great Hill informed the Company of its intention to commence the Consent Solicitation, the Board met multiple times to discuss the Consent Solicitation, the Company’s future and the best interests of the Company’s stockholders.  In determining that the Bylaw Proposal, the Removal Proposal and the Board Election Proposal are not in the best interests of the Company and all of its stockholders, the Board considered the information in Great Hill’s consent statement, the experience of and background of Great Hill’s nominees, the Company’s current search for new, experienced, qualified and independent director candidates, the experience, background and performance of our current directors, the potential disproportionate representation Great Hill, as a minority stockholder, would have on the Board and the financial and strategic position of the Company.

Recognizing that the current Board needed compositional change, the Company announced, prior to Great Hill’s nomination of its director nominees, the engagement of an independent executive search and consulting firm to help identify, evaluate and ultimately submit for election at the 2010 Annual Meeting, several new, experienced, qualified and independent individuals to replace several members of your current Board.  While this process is not complete, it is well underway.

Your Board has formed a Strategic Alternatives Committee consisting of members of the Board to work with our management and professional advisors, which has commenced a formal process to identify and evaluate the Company’s strategic and financial alternatives to enhance stockholder value.  The Company has engaged Oppenheimer & Co., Inc., a large and nationally recognized investment banking firm, as its exclusive financial advisor in connection with this process, which includes the identification of potential business combination partners and purchaser candidates.  The Company can make no assurances that a transaction will occur.

Your Board is continuing to focus on improved operations.  The Company recently opened a 155,000 square foot distribution center in Las Vegas, Nevada.  This new distribution center implements new, automated technologies that the Company expects will materially improve productivity, create efficiencies and support the Company’s continued growth.  The Company also recently announced the expansion of its East Coast manufacturing and distribution facility in Lexington, North Carolina.  The Company is also taking proactive steps to correct the short-term manufacturing logistics situation that it experienced in the first quarter of 2010.

The Company believes it is not in the best interests of all stockholders to allow stockholders to fill any vacancies, however caused, on the Board.

The Company believes that Great Hill’s proposal to amend the Bylaws to allow stockholders to fill any vacancies, however caused, on the Board could be detrimental to the Company and all of our stockholders, and a distraction to the Board and the Company because any stockholder, no matter how few shares he or she owns, will have the ability to nominate director(s) of his or her own choosing.  The Company believes that to allow the Company’s stockholders to fill any vacancies, however caused, on the Board, regardless of the fitness or suitability of the stockholder’s nominee(s), would not represent good corporate governance, would do little to further the Company’s strategic business plan, and could be detrimental to the Company and all of our stockholders.

WE URGE STOCKHOLDERS TO REJECT GREAT HILL’S CONSENT SOLICITATION AND TO IMMEDIATELY REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

IN ORDER TO ENSURE THAT YOUR EXISTING BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED GOLD CONSENT REVOCATION CARD AS SOON AS POSSIBLE.  DO NOT DELAY.

THE CONSENT PROCEDURE

Background

In accordance with Delaware law and the Bylaws, and in reliance on Great Hill’s written request that your Board fix a record date, your Board has fixed a Record Date of June 2, 2010 for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Consent Solicitation.  As of the Record Date, there were [●] shares of Common Stock outstanding, each entitled to one vote.

Only stockholders of record as of the close of business on the Record Date are eligible to execute, withhold or revoke consents in connection with Great Hill’s proposals.  Persons beneficially owning shares of our Common Stock (but not holders of record), such as persons whose ownership of our Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute a GOLD Consent Revocation Card on their behalf to withhold or revoke their consents.

Effectiveness of Consents

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  The Company’s certificate of incorporation does not prohibit stockholder action by written consent.  Under Section 228 of the Delaware General Corporation Law, Great Hill’s proposals will become effective if valid, unrevoked consents signed and dated by the holders of a majority of the shares of our Common Stock outstanding on the Record Date ([●] shares) are delivered to the Company within 60 days of the earliest dated consent delivered to the Company.

BECAUSE GREAT HILL’S PROPOSALS COULD BECOME EFFECTIVE BEFORE THE EXPIRATION OF THE 60-DAY PERIOD, WE URGE YOU TO ACT PROMPTLY TO RETURN THE ENCLOSED GOLD CONSENT REVOCATION CARD AS SOON AS POSSIBLE.

Withheld shares, abstentions, failures to sign, date and return consent cards, and broker non-votes, if any, will have the same effect as a vote against Great Hill’s proposals.

Effect of GOLD Consent Revocation Card

A stockholder may revoke any previously signed or submitted consent by signing, dating and returning to the Company a GOLD Consent Revocation Card.  A consent may also be revoked by delivering a written revocation of your consent to Great Hill.  Stockholders are urged, however, to deliver all consent revocations to The Altman Group, Inc. at P.O. Box 268, Lyndhurst, NJ 07017.  The Company requests that if a revocation is instead delivered to Great Hill, a copy of the revocation also be delivered to the Company, c/o The Altman Group, Inc. at the address or facsimile number set forth above, so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing, dating and delivering the GOLD Consent Revocation Card, you will be deemed to have revoked your consent to all of Great Hill’s proposals.

If any shares of our Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you must give instructions to your stock brokerage firm, bank nominee or other similar “street name” holder to grant or revoke consent for the shares of Common Stock held in your name.  Accordingly, you should contact the person responsible for your account and direct him or her to execute a GOLD Consent Revocation Card on your behalf.  You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o The Altman Group, Inc. at the address set forth above so that the Company will be aware of your instructions and can attempt to ensure that your instructions are followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO GREAT HILL.  TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN, IN THE ENCLOSED POSTAGE-PAID ENVELOPE, THE GOLD CONSENT REVOCATION CARD WITH RESPECT TO GREAT HILL’S PROPOSALS.  THE CONSENT REVOCATION WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO SUCH PROPOSALS.

The Company has retained The Altman Group, Inc. to assist it in communicating with stockholders in connection with the Consent Solicitation and to assist in our efforts to obtain consent revocations.  If you have any questions about how to complete or submit your GOLD Consent Revocation Card by mail or any other questions, The Altman Group, Inc. will be pleased to assist you.  You may call The Altman Group, Inc. toll free at (800) 591-8269.  You may also contact The Altman Group, Inc. at proxyinfo@altmangroup.com.

You should carefully review this Consent Revocation Statement.  YOUR TIMELY RESPONSE IS VERY IMPORTANT.  You are urged not to sign or return any dissident WHITE consent card.  Instead, reject the solicitation efforts of Great Hill by promptly marking, signing, dating and mailing the GOLD Consent Revocation Card to The Altman Group, Inc. at P.O. Box 268, Lyndhurst, NJ 07071 in the enclosed postage-paid envelope.  Please be aware that if you sign, date and return a WHITE consent card but do not check any of the boxes on the card and do not otherwise direct that one or more of your current directors not be removed or one or more of Great Hill’s nominees not be elected by writing in the space provided on the WHITE consent card, you will be deemed to have consented to Great Hill’s proposals.

Cancellation of Consent Revocation

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your consent revocation to the Company or to Great Hill or by delivering to Great Hill a subsequently dated WHITE consent card that Great Hill sent to you.

Results of this Consent Revocation Solicitation

In the event that Great Hill delivers written consents to the Company purporting to represent a majority of our shares issued and outstanding and entitled to consent as of the Record Date, the Company will retain person(s) to act as independent inspector(s) of election.  To the extent retained, the inspector(s) of election will review any consents and revoked consents delivered to the Company to determine the sufficiency of the consents and revocations and the validity of the action to be taken by stockholder consent.  The Company intends to notify stockholders of the results of the Consent Solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

Termination of this Consent Revocation Solicitation

The Company intends to notify stockholders of the termination of the consent revocation solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

APPRAISAL RIGHTS

Our stockholders are not entitled to appraisal rights in connection with the Consent Solicitation or this Consent Revocation Statement.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Certain brokers and other nominee record holders may be participating in the practice of “householding” for this Consent Revocation Statement and other proxy materials.  This means that only one copy of this Consent Revocation Statement and other proxy materials may have been sent to multiple stockholders in a stockholder’s household.  The Company will promptly deliver additional copies of the Consent Revocation Statement and other proxy materials to any stockholder who contacts the Company’s consent revocation solicitor, The Altman Group, Inc. at 1200 Wall Street West, 3rd Floor, Lyndhurst, NJ 07071 or call toll free at (800) 591-8269 or via email at proxyinfo@altmangroup.com or via facsimile at (201) 460-0050, requesting such additional copies.  If a stockholder is receiving multiple copies of the Consent Revocation Statement and other proxy materials at the stockholder’s household and would like to receive in the future only a single copy of proxy materials for a stockholder’s household, such stockholder should contact their broker, other nominee record holder, or the Company’s investor relations department to request the future mailing of only a single copy of the Company’s proxy statement and other proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
OF STOCKHOLDERS

Stockholders are entitled to present proposals for consideration at upcoming stockholder meetings, provided that they comply with the Bylaws and the proxy rules promulgated by the SEC.  Stockholders wishing to present a proposal at our 2010 Annual Meeting must have submitted such proposal to us by February 26, 2010, if they wished for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting.  In addition, under the Bylaws, a stockholder wishing to nominate a person to your Board at the 2010 Annual Meeting (but not include such nomination in the proxy statement) or wishing to make a proposal with respect to any other matter at the 2010 Annual Meeting (but not include such proposal in the proxy statement), must have delivered written notice to the Secretary of the Company containing the required information between April 2, 2010 and May 2, 2010.

If the date of the stockholder meeting is moved more than 30 days before or 30 days after the anniversary of the Company’s annual meeting for the prior year, then written notice of a stockholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 or a stockholder nomination must be received not earlier than the 120th day prior to the meeting and not later than the 90th day prior to the meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our Company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the year ended December 31, 2009, and written representations that no other reports were required, we believe that each person who, at any time during such year, was a director, officer, or beneficial owner of more than 10% of our Common Stock complied with all Section 16(a) filing requirements during such year.

SOLICITATION OF CONSENT REVOCATIONS

COST AND METHOD

The cost of the solicitation of revocations of consent will be borne by the Company, including expenses in connection with preparing and mailing this Consent Revocation Statement and certain other communications that we will be sending to you regarding the Company and your Board.  The Company estimates that the total expenditures relating to the Company’s current consent revocation solicitation (other than salaries and wages of regular employees and officers) will be approximately $[●], of which approximately $[●] has been incurred as of the date hereof.  In addition to solicitation of proxies by mail, directors, officers, and employees of the Company may, without additional compensation, solicit revocations by means of in-person meetings, telephone calls, mailings of supplemental materials or facsimiles.  The Company does not plan to solicit consent revocations via Internet chat rooms.

The Company has retained The Altman Group, Inc. as solicitors, at a fee not expected to exceed $60,000, to assist in the solicitation of consent revocations.  The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Common Stock in accordance with the rules of the SEC.  The Altman Group, Inc. has advised the Company that approximately 25 of its employees will be involved in the solicitation of consent revocations on behalf of the Company.  In addition, certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

INFORMATION REGARDING THE PARTICIPANTS IN THIS CONSENT REVOCATION
SOLICITATION

Under applicable SEC rules and regulations, each of the members of the Board and certain of our executive officers identified herein are “participants” in this solicitation of consent revocations.  Please refer to Appendix A “Recent Trading History of Participants in this Consent Revocation Solicitation” and Appendix B “Security Ownership of Certain Beneficial Owners and Management” for information regarding our directors and certain of our executive officers who are participants in the solicitation.  The following sets forth the name, principal business address, present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors of the Company who may solicit consent revocations from stockholders of the Company.  Unless otherwise set forth below, the principal business address of each such participant is 5400 Broken Sound Blvd., NW, Suite 500, Boca Raton, Florida 33487.

Ira P. Kerker was appointed as our Chief Executive Officer and Director in January 2007.  From February 2005 through January 2007, he served as our general counsel where he acted as a member of our executive management team.  From December 2003 through February 2005, Mr. Kerker performed legal services, on a contract basis, for Fireman’s Fund Insurance and USAA Insurance.  From September 1995 to September 2004, Mr. Kerker was a financial representative of MetLife/New England Financial.  From 2001 through September 2003, Mr. Kerker was a financial representative and Managing Partner of MetLife/New England Financial.  Mr. Kerker received a B.S. in Business Administration from the University of Florida and his J.D. from Whittier College School of Law.

Stewart L. Gitler has served as our Director since September 2008 and was appointed as our Chairman of the Board in June 2009.  Mr. Gitler has over 25 years legal experience in handling intellectual property matters on both a national and international level at Hoffman, Wasson & Gitler, P.C., where he has served as managing partner since 2000.  Mr. Gitler concentrates on matters concerning patents, trademarks and copyrights.  Since 2008, Mr. Gitler has also served as general counsel to Charge Anywhere, LLC, an electronic payment solutions provider.  Mr. Gitler is registered to practice before the U.S. Patent and Trademark Office.  Mr. Gitler has a BChE in Chemical Engineering from The Cooper Union for the Advancement of Science and Art and a J.D. from Hofstra University Law School.  He is a member of the State of New York, Commonwealth of Virginia and District of Columbia Bars.

Allen S. Josephs, M.D., has served as our Director since 1995 and served as our Chairman of the Board from January 2007 to June 2009.  Since January 2007, he has also served as our Director of Research and provides consulting services to us.  He served as our President from 2001 through 2005.  Dr. Josephs also maintains a private practice in neurology with Essex Neurological Associates where he served as Section Chief of Neurology at St. Barnabas Hospital, a 600-bed hospital in Livingston, New Jersey.  He received his M.D. from Jefferson Medical College in Philadelphia, Pennsylvania and served his internal medicine residency at Temple University in Philadelphia and his neurology residency at Mt. Sinai Hospital in New York City where he also served as Chief Resident in Neurology.  Dr. Josephs is board certified in internal medicine and neurology.  He is a member of the American Academy of Neurology.

Lawrence A. Pabst, M.D., has served as our Director since April 2007.  Dr. Pabst is also a member of our scientific advisory board.  Dr. Pabst developed an orthopedic group practice and associated entities in Galion, Ohio from 1979 to January 2008, when the practice was merged with Galion Community Hospital.  Dr. Pabst continues to be affiliated with Galion Community Hospital, where he served as the Chief of Staff in 1985 and 1995.  Dr. Pabst is also an owner, together with other partners, of three Wendy’s restaurant franchises and real estate related to such franchises.  From 1983 to 2007, Dr. Pabst was a controlling owner of PN Investments, a privately held real estate development company.  Dr. Pabst is board certified by the American Academy of Orthopedic Surgeons.  Dr. Pabst attended the University of Michigan and received his M.D. from The Ohio State University College of Medicine.

David N. Ilfeld, M.D., has served as our Director since 2003, is a member of our scientific advisory board and, from time to time, has provided consulting services to us.  Dr. Ilfeld maintained a private practice in internal medicine at Maccabi Healthcare Services, Tel Aviv, Israel from 1990 through 2005, when he retired.  Dr. Ilfeld received a B.S. in Physics from the Massachusetts Institute of Technology in 1968 and his M.D. from Harvard Medical School in 1973.  Dr. Ilfeld is American Board certified in Internal Medicine, Rheumatology, and Allergy & Immunology and has published 39 scientific articles.

Eran Ezra has served as our Director since August 2008.  Mr. Ezra currently serves as Global and Corporate Treasurer of Teva Pharmaceutical Industries, Ltd. (“Teva”).  As Global and Corporate Treasurer, Mr. Ezra is responsible for investing and managing funds totaling over $2 billion, raising capital and developing and implementing financial and risk management strategies including the hedging of currencies, interest rates and credit risks.  Prior to serving as Global and Corporate Treasurer, from 1999 to 2008, Mr. Ezra served as a director and as Assistant Chief Financial Officer of Teva.  In this capacity, Mr. Ezra oversaw Teva’s U.S. offerings of convertible and other bonds aggregating over $5.3 billion including interfacing with underwriters, auditors, investment bankers, rating agencies, legal counsel and others.  Additionally, Mr. Ezra was responsible for Teva’s SEC filings.

Robert G. Trapp, M.D., has served as our Director since April 2007.  Dr. Trapp is also a member of our scientific advisory board.  Dr. Trapp has maintained a private practice in rheumatology in Springfield, Illinois since 1989.  He was a faculty member at Southern Illinois University School of Medicine from 1981 – 1989 where he served as Chief of the Division of Rheumatology.  He has been a principal investigator in more than 125 phase I, II and III clinical trials evaluating new therapies in the treatment of rheumatological diseases.  Dr. Trapp is board certified in internal medicine and rheumatology.  He is a Fellow of the American College of Physicians and a member of the American College of Rheumatology.  He received a B.A. from Earlham College and his M.D. from Northwestern University School of Medicine.

Richard P. Smith, CPA, has served as our Chief Financial and Accounting Officer since January 2004.  From June 2003 through December 2003, he served as Chief Financial Officer of Hair Club for Men, Inc.  From June 2001 through October 2002, he served as the Chief Financial Officer of Coppercom, Inc., a telecommunications company, and from May 2000 through May 2001, he served as the Chief Financial Officer of Datamax System Solutions, Inc.  From September 1996 through April 2000, Mr. Smith served as the Chief Financial Officer of Systemone Technologies, Inc.  Mr. Smith is a graduate of Illinois Wesleyan University and received his M.B.A. from the University of Illinois and a Masters in Finance from Cambridge University, England.

Sonya L. Lambert has served as our Vice President Marketing since December 2004.  Ms. Lambert joined us in March 2003 as our Director of Marketing.  From April 1999 through September 2001, Ms. Lambert was the Director of Marketing, Online Programs for Gerald Stevens, Inc. and was a Senior Marketing Manager for SportsLine.com from 1995 to 1999.  Ms. Lambert left the industry from September 2001 through March 2003 to pursue personal interests.  She is responsible for the development and execution of eCommerce and catalog marketing strategies.  Ms. Lambert received a B.S. in Communications from the University of Florida.

Robert D. Hirsch has served as our Vice President Information Technology and Chief Information Officer since September 2008.  Mr. Hirsch is responsible for the strategic and operational management of our technology.  He also provides leadership in the development, implementation and governance of our information systems and operational infrastructure.  Prior to joining us, from 2006 to 2008, Mr. Hirsch served as Vice President of Application Development for JM Solutions, a division within JM Family Enterprises, a privately-held $10 billion diversified automotive company.  From 2004 to 2006, Mr. Hirsch served as Vice President and Chief Information Officer of QEP Corporation, a publicly-traded manufacturer, marketer and distributor of flooring tools and accessories for the home improvement and professional installer markets.  Prior thereto, Mr. Hirsch served as Director of Technology for Vision Care Holdings, LLC, a Managing Director of PricewaterhouseCoopers and a Vice President of Citicorp.  Mr. Hirsch earned his Masters of Science in Information Technology from Barry University and received his undergraduate degree in Computer Science from the University of Miami.

Bobby Birender S. Brar has served as the Vice President of Supply Chain for Vitacost since May 2008.  Mr. Brar is responsible for product selection, pricing strategy, vendor management, inventory management and replenishment.  From January 2007 through May 2008, Mr. Brar took a leave of absence from Vitacost.com Inc. to pursue personal business investments in India.  From February 2005 to January 2007, Mr. Brar served as Director of Purchasing at Vitacost.com Inc.  Prior to joining Vitacost.com Inc. Mr. Brar served as Chief Merchant of Village Market Place.  Mr. Brar studied Business Management at Armstrong College, Berkeley and holds a certificate in Supply Chain Management and Strategy from MIT.  Mr. Brar is fluent in Hindi, Punjabi, Urdu and Spanish and is a recipient of the Gold Award from HRH Duke of Edinburgh.

Mary L. Marbach was appointed General Counsel of Vitacost.com Inc. in December, 2009.  Ms. Marbach has been an attorney at the Company since July of 2009.  Prior to joining the Company, Ms. Marbach was Senior Transactional Counsel at Imperial Finance and Trading, LLC in Boca Raton, Florida.  Ms. Marbach was an associate at Greenberg Traurig, LLP in its Corporate and Securities Group in Boca Raton, Florida from 2002 through 2004.  Prior to that, she was an associate at Morrison & Foerster, LLP in its Corporate & Securities Group in Palo Alto, California.  Ms. Marbach has a BS from Syracuse University, an MBA from the University of Miami, and a JD from Boston University School of Law.  Ms. Marbach is a member of the State Bar of California and the State Bar of Florida.

The Company has entered into Second Amendments to the Employment, Non-Competition and Proprietary Rights Agreement with each of Mr. Kerker (the “Kerker Amendment”), Mr. Smith (the “Smith Amendment”), Ms. Lambert (the “Lambert Amendment”) and Mr. Hirsch (the “Hirsch Amendment,”), and a First Amendment to the Employment, Non-Competition and Proprietary Rights Agreement with Mr. Brar (the “Brar Amendment,” and together with the Kerker Amendment, the Smith Amendment, the Lambert Amendment and the Hirsch Amendment, the “Amendments”).  The Amendments amend the respective Employment, Non-Competition and Proprietary Rights Agreement between the Company and each of Mr. Kerker (the “Kerker Agreement”), Mr. Smith (the “Smith Agreement”), Ms. Lambert (the “Lambert Agreement”), Mr. Hirsch (the “Hirsch Agreement”) and Mr. Brar (the “Brar Agreement,” and together with the Kerker Agreement, the Smith Agreement, the Lambert Agreement and the Hirsch Agreement, as each have been previously amended, the “Agreements”).

Pursuant to the Kerker Amendment, the employment term in the Kerker Agreement was amended to provide for a three year term for Mr. Kerker commencing on March 15, 2010, renewable upon mutual agreement by the Company and Mr. Kerker.  Pursuant to the Smith Amendment and the Lambert Amendment, the employment term in each of their respective Agreements was amended to provide for a two year term commencing on March 15, 2010, renewable upon mutual agreement by the Company and the respective party.  In addition, the Kerker Amendment and Smith Amendment provide that the respective compensation of Mr. Kerker and Mr. Smith will be reviewed by the Board on an annual basis (based on the original anniversary date of the effective date of their respective Agreements, January 29, 2007) and may be increased (but not decreased), as determined by the Board of Directors.

The Kerker Amendment and the Smith Amendment further amended each of the Kerker Agreement and Smith Agreement to provide, among other things, that in the event of a termination by the Company of Mr. Kerker or Mr. Smith “Without Cause” (as defined in the respective Agreements) or by Mr. Kerker or Mr. Smith for “Good Reason” (as defined in the respective Amendments), then, in addition to any compensation and benefits accrued through such termination, Mr. Kerker and Mr. Smith, as the case may be, are entitled to receive (i) a severance payment equal to the greater of (a) 2.5 times the sum of his then current base salary and the average of the prior two years’ annual bonus, or (b) the amount he would be entitled to receive (e.g. base salary, bonus, vacation pay) for the remainder of the term as if he remained employed until the last day of such term, payable in 24 equal monthly payments and (ii) 18 months of company-paid continuation medical benefits.  The Lambert Amendment further amended the Lambert Agreement to provide that in the event of a termination by the Company of Ms. Lambert “Without Cause” (as defined in the Lambert Agreement), then, in addition to any compensation and benefits accrued through such termination, Ms. Lambert is entitled to (i) a severance payment equal to the greater of (a) two times the sum of her then current base salary and the average of her prior two years’ annual bonus, or (b) the amount she would be entitled to receive (e.g. base salary, bonus, vacation pay) for the remainder of the term as if she remained employed until the last day of such term, payable in 24 equal monthly payments and (ii) 18 months of company-paid continuation medical benefits.  The Hirsch Amendment and the Brar Amendment further amended each of the Hirsch Agreement and Brar Agreement to provide that in the event of a termination by the Company of Mr. Hirsch or Mr. Brar “Without Cause” (as defined in the respective Agreements), then, in addition to any compensation and benefits accrued through such termination, Mr. Hirsch or Mr. Brar, as the case may be, are entitled to (i) a severance payment equal to the greater of (a) the sum of his then current base salary and the average of his prior two years’ annual bonus, or (b) the amount he would be entitled to receive (e.g. base salary, bonus, vacation pay) for the remainder of the term as if he remained employed until the last day of such term, payable in 12 equal monthly payments and (ii) 18 months of company-paid continuation medical benefits.  In the event of a termination by the Company Without Cause or by the executive for Good Reason within the time periods specified above, then the executives identified above would be entitled to the following severance payments:  Mr. Kerker, $1,265,625; Mr. Smith, $1,200,625; Ms. Lambert, $796,056; Mr. Hirsch, $230,070; and Mr. Brar, $175,750.

The Amendments further amended the Agreements to provide that if the employment of Mr. Kerker, Mr. Smith, Ms. Lambert, Mr. Hirsch or Mr. Brar is terminated following a “Change in Control” (as defined in the respective Amendment), either by the Company Without Cause (as defined in the respective Agreement) or by the executive for Good Reason (as defined in the respective Amendment), then the executive is entitled to the following severance terms (in addition to any compensation and benefits accrued through such termination (1) for Mr. Kerker, if terminated Without Cause or for Good Reason within two years after a Change in Control, a lump sum payment equal to 2.99 times his then current base salary and 2.99 times the higher of (i) the average of the prior two years’ annual bonus and (ii) last year’s bonus; (2) for Mr. Smith, if terminated Without Cause or for Good Reason within 18 months after a Change in Control, a lump sum payment equal to 2.5 times his then current base salary and 2.5 times the higher of (i) the average of the prior two years’ annual bonus and (ii) last year’s bonus; (3) for Ms. Lambert, if terminated Without Cause or for Good Reason within 18 months after Change in Control, a lump sum payment equal to two times her then current base salary and two times the higher of (i) the average of the prior two years’ annual bonus and (ii) last year’s bonus; (4) for Mr. Hirsch, if terminated Without Cause or for Good Reason within 12 months after a Change in Control, a lump sum payment equal to his then current base salary and the higher of (i) the average of the prior two years’ annual bonus and (ii) last year’s bonus; and (5) for Mr. Brar, if terminated Without Cause or for Good Reason within 12 months after a Change in Control, a lump sum payment equal to his then current base salary and the higher of (i) the average of the prior two years’ annual bonus and (ii) last year’s bonus.  If the employment of Mr. Kerker, Mr. Smith, Ms. Lambert, Mr. Hirsch or Mr. Brar is terminated following a Change in Control, either by the Company Without Cause or by the executive for Good Reason, within the time periods specified above, then the executive is entitled to the following severance payments:  Mr. Kerker, $1,420,250; Mr. Smith, $1,200,625; Ms. Lambert, $796,056; Mr. Hirsch, $230,070; and Mr. Brar, $175,750.

The compensation of our officers is set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 30, 2010.

We believe that the election of all of Great Hill’s nominees would constitute a Change in Control under the Amendments.  Accordingly, if the employment of Mr. Kerker, Mr. Smith, Ms. Lambert, Mr. Hirsch or Mr. Brar is terminated following the election of all of Great Hill’s nominees, either by the Company Without Cause or by the executive for Good Reason, then the executive would be entitled to the aforementioned severance terms.

We believe that the election of all of Great Hill’s nominees would constitute a “change in control” under the Vitacost.com Inc. 2007 Stock Award Plan (the “Plan”).  Pursuant to the Plan, following a Change in Control, the Board has discretionary authority to accelerate the vesting, exercisability, lapsing of restrictions or expiration of deferral of any awards granted pursuant to the Plan.

All directors hold office until their successors have been elected and qualified or until their earlier resignation or removal.  Directors are elected annually.  None of the directors are involved in certain legal proceedings covered under Item 401(f) of Regulation S-K.  Your Board has determined that Drs. Josephs, Pabst and Trapp, and Messrs. Gitler and Ezra are “independent directors” and meet the independence requirements under the listing standards of The NASDAQ Stock Market.

Our certificate of incorporation and Bylaws contain provisions that limit the liability of our directors and provide for indemnification of our officers and directors to the full extent permitted under Delaware law.  In addition, we have entered into separate indemnification agreements with our directors and officers that could require the Company to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers.  Such provisions do not, however, affect liability for any breach of a director’s duty of loyalty to the Company or its stockholders, liability for acts or omissions not in good faith or involving active and deliberate dishonesty or knowing violations of law or liability for transactions in which the director derived an improper personal benefit, among others.

Except as described in this Consent Revocation Statement or Appendix A or Appendix B, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our Company or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities.  Except as disclosed in this Consent Revocation Statement or Appendix A or Appendix B, none of the participants’ associates beneficially owns, directly or indirectly, any of our securities.  Other than as disclosed in this Consent Revocation Statement or Appendix A or Appendix B, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this Consent Revocation Statement or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.  Other than as set forth in this Consent Revocation Statement or Appendix A or Appendix B, neither of the Company, the participants nor any of their associates has had, or will have, a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Consent Revocation Statement or Appendix A or Appendix B, neither the Company, the participants, nor any of their affiliates owns any shares of record, but not beneficially.

Other than as set forth in this Consent Revocation Statement or Appendix A or Appendix B, neither the Company, the participants, nor any of their affiliates has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or its affiliates will or may be a party.

Other than as set forth in this Consent Revocation Statement or Appendix A or Appendix B, there are no material legal proceedings in which any of the directors or executive officers of the Company or any of their affiliates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such nominees or affiliates have a material interest adverse to the Company or any of its subsidiaries.  Other than the persons described above and in Appendix A, no general class of employee of the Company will be employed to solicit stockholders.  However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation of revocations of consents.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Appendix B to this Consent Revocation Statement sets forth information regarding beneficial ownership of the Common Stock by certain beneficial owners and the Company’s management as of April 30, 2010.  There were [●] shares of Common Stock outstanding and entitled to consent as of June 2, 2010.

Dated:  May [●], 2010

APPENDIX A

RECENT TRADING HISTORY OF PARTICIPANTS
IN THIS CONSENT REVOCATION SOLICITATION

The following is a list of all acquisitions and dispositions of the Common Stock of Vitacost.com Inc. (the “Company”) that were made during the last two years by persons who are participants in the Company’s solicitation of revocations of consent.  None of the purchase price or market value of the securities of the Company purchased or sold within the past two years is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name of Participant	Date	Acquired	Disposed	Price per share	Description
Allen S. Josephs	6/16/2009		400,000	$0.00	Gifts to the participant, the participant’s spouse and the participant’s children
Allen S. Josephs	6/16/2009	188,000		$0.00	Acquired by the participant
Allen S. Josephs	6/16/2009	188,000		$0.00	Acquired by the participant’s spouse
Allen S. Josephs	6/16/2009		188,000	$0.00	Disposed of by the participant’s spouse
Allen S. Josephs	6/16/2009	188,000		$0.00	Acquired from the participant’s spouse
Allen S. Josephs	6/16/2009		376,000	$0.00	Transferred to the Allen S. Josephs 2009 Three Year Annuity Trust
Allen S. Josephs	6/16/2009	376,000		$0.00	Acquired by the Allen S. Josephs 2009 Three Year Annuity Trust
Allen S. Josephs	9/24/2009		129,234	$12.00	Sold in IPO
Allen S. Josephs	9/24/2009		200,000	$12.00	Sold in IPO (owned through Charitable Remainder Trust)
Allen S. Josephs	9/24/2009		129,234	$12.00	Sold in IPO (owned by participant’s spouse)
Allen S. Josephs	3/4/2010		180,000	$0.00	Gift from the A.M. Josephs Family Limited Partnership
Allen S. Josephs	3/4/2010	180,000		$0.00	Gift to the A.M. Josephs Family Foundation
Bobby Brar	2/22/2010	2,400		$7.50	Option Exercise
Bobby Brar	2/22/2010		2,400	$11.22	Sold upon Option Exercise
Bobby Brar	2/22/2010	4,800		$7.50	Option Exercise
Bobby Brar	2/22/2010		4,800	$11.11	Sold upon Option Exercise
David Ilfeld	11/20/2009	35,000		$7.30 average weighted	Option Exercise
Ira Kerker	9/24/2009	25,804		$3.13	Option Exercise
Ira Kerker	9/24/2009		25,804	$12.00	Sold in IPO (upon Option Exercise)
Ira Kerker	9/24/2009		89,804	$12.00	Sold in IPO
Lawrence Pabst	6/17/2009		200,000	$0.00	Transferred to Lawrence Pabst Trustee of the agreement of trust of Lawrence Pabst 5/15/09

A-1

Name of Participant	Date	Acquired	Disposed	Price per share	Description
Lawrence Pabst	6/17/2009	200,000		$0.00	Acquired by Lawrence Pabst Trustee of the agreement of trust of Lawrence Pabst 5/15/09
Lawrence Pabst	9/24/2009		48,772	$12.00	Sold in IPO
Lawrence Pabst	9/24/2009		40,000	$12.00	Sold in IPO (owned through Pabst Company Ltd.)
Lawrence Pabst	9/24/2009		40,000	$12.00	Sold in IPO (owned through Trust of Lawrence Pabst 5/15/09)
Lawrence Pabst	3/16/2010	26,000		$0.16	Option Exercise
Lawrence Pabst	3/16/2010		26,000	$11.99 average weighted	Sold upon Option Exercise
Mary Marbach	11/6/2009	30		$8.94	In trust for minor child
Mary Marbach	11/9/2009	100		$8.47	Open Market Purchase
Mary Marbach	2/26/2010	5		$11.11	In trust for minor child
Mary Marbach	2/26/2010	23		$11.11	Open Market Purchase
Mary Marbach	3/1/2010	22		$11.35	Open Market Purchase
Richard P. Smith	9/24/2009	53,831		$2.03	Option Exercise
Richard P. Smith	9/24/2009		53,831	$12.00	Sold in IPO (upon Option Exercise)
Robert G Trapp	9/24/2009		132,164	$12.00	Sold in IPO
Sonya Lambert	9/24/2009	34,194		$3.55 average weighted	Option Exercise
Sonya Lambert	9/24/2009		34,194	$12.00	Sold in IPO (upon Option Exercise)

A-2

APPENDIX B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock on April 30, 2010, by the following:

•	each of our directors and executive officers;

•	all of our directors and executive officers as a group; and

•	each person known by us to own more than 5% of our Common Stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 30, 2010 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based upon 27,488,353 shares of Common Stock outstanding as of April 30, 2010.

Except as otherwise indicated and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent Beneficially Owned
Directors and Executive Officers:
Ira P. Kerker (2)	508,480	1.8%
Allen S. Josephs, M.D. (3)	2,567,285	9.3%
Richard P. Smith (4)	393,600	1.4%
Sonya L. Lambert (5)	295,200	1.0%
Robert D. Hirsch (6)	100,000	*
Bobby Birender S. Brar	—	*
Mary L. Marbach (7)	180	*
David N. Ilfeld, M.D. (8)	2,733,412	9.9%
Lawrence A. Pabst, M.D. (9)	708,710	2.5%
Robert G. Trapp, M.D. (10)	753,926	2.7%
Stewart Gitler (11)	29,000	*
Eran Ezra(12)	18,000	*
Directors and Executive Officers as a group (12 persons)	8,107,766	29.4%
5% Stockholders:
Group comprised of Great Hill Investors, LLC, Great Hill Equity Partners III, L.P. and Great Hill Equity Partners IV, L.P.(13)	5,419,697	19.7%
Group comprised of Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron(14)	1,679,300	6.1%

*	Less than 1%
(1)	Except as otherwise indicated, each person may be reached at our company’s address at Vitacost.com, Inc., 5400 Broken Sound Boulevard, NW, Suite 500, Boca Raton, FL 33487.
(2)
Mr. Kerker holds options to purchase 508,480 shares of Common Stock at the following prices: (i) 33,480 shares at $3.125 per share; (ii) 140,000 shares at $3.75 per share; (iii) 130,000 shares at $7.50 per share; (iv) 200,000 shares at $12.00 per share; and (v) 5,000 shares at $10.35 per share.  All options are immediately exercisable or exercisable within 60 days of April 30, 2010 and are included in the table above.

(3)
Dr. Josephs owns 1,477,485 shares of Common Stock through the Josephs Family Limited Partnership, 300,800 shares in the Josephs Grantor Retained Annuity Trust, and 180,000 shares in the A.M. Josephs Family Foundation. He also holds options to purchase 609,000 shares of Common Stock exercisable at the following prices: (i) 270,000 at $0.1563 per share; (ii) 102,000 at $1.875 per share; (iii) 102,000 at $2.50 per share; (iv) 122,000 at $3.125 per share; (v) 8,000 at $7.50 per share and (vi) 5,000 at $10.35. All options are immediately exercisable or exercisable within 60 days of April 30, 2010 and are included in the table above.

(4)
Mr. Smith holds options to purchase 393,600 shares of Common Stock exercisable at the following prices: (i) 100,000 shares at $3.75 per share; (ii) 20,000 shares at $2.50 per share; (iii) 13,600 shares at $2.03 per share; (iv) 130,000 at $7.50 per share; and (v) 130,000 at $12.00 per share.  All options are immediately exercisable or exercisable within 60 days of April 30, 2010 and are included in the table above.

B-1

(5)
Ms. Lambert holds options to purchase 295,000 shares of Common Stock at the following prices: (i) 135,000 shares at $3.75 per share; (ii) 80,000 shares at $7.50 per share; and (iii) 80,000 at $12.00 per share. All options are immediately exercisable or exercisable within 60 days of April 30, 2010 and are included in the table above.

(6)
Mr. Hirsch holds options to purchase (i) 80,000 shares of Common Stock exercisable at $7.50 per share ; and (ii) 20,000 shares of common stick exercisable at $12.00 per share.  All options are immediately exercisable or exercisable within 60 days of April 30, 2010 and are included in the table above.

(7)	Ms. Marbach owns 145 shares of Common Stock individually, and 35 shares are owned by her minor child.
(8)
Dr. Ilfeld owns 2,733,412 shares of Common Stock (including 64,000 shares of Common Stock owned by his spouse to which he disclaims beneficial ownership) and holds options to purchase (i) 14,000 additional shares of Common Stock at $7.50 per share; and (ii) 5,000 shares of Common Stock at $10.35 a share. All options are immediately exercisable.

(9)
Dr. Pabst owns 263,710 shares individually, an additional 280,000 shares through Pabst Company Limited and an additional 120,000 shares through the Trust of Lawrence Pabst 5/15/09. He also holds options to purchase 71,000 shares of Common Stock exercisable at the following prices: (i) 20,000 at $0.156 per share; (ii) 2,000 at $1.875 per share; (iii) 2,000 at $2.50 per share; (iv) 2,000 at $3.125 per share; (v) 14,000 shares at $7.50 per share and (vi) 5,000 shares at $10.35 per share. All options are immediately exercisable.

(10)
Dr. Trapp owns 753,926 shares of Common Stock and holds options to purchase 27,800 shares of Common Stock exercisable at the following prices: (i) 10,000 at $0.156 per share; (ii) 800 at $1.875 per share; (iii) 800 at $2.50 per share; (iv) 800 at $3.125 per share; (v) 10,400 at $7.50 per share; and (vi) 5,000 at $10.35 per share. All options are immediately exercisable.

(11)
Mr. Gitler holds options to purchase (i) 14,000 shares of Common Stock exercisable at $7.50 per share; and (ii) 15,000 shares of Common Stock exercisable at $10.35 . All options are immediately exercisable.

(12)
Mr. Ezra holds options to purchase (i) 8,000 shares of Common Stock exercisable at $7.50 per share; and (ii) 10,000 shares of Common Stock exercisable at $10.35. All options are immediately exercisable.

(13)
Based on the statement on Schedule 13D (Amendment No. 2) filed with the SEC on May 11, 2010, Christopher S. Gaffney and John G. Hayes have shared voting and dispositive power with respect to all 5,419,697 shares of Common Stock.  GHI has reported shared voting and dispositive power with respect to 15,801 of such shares of Common Stock.  GHEPIII, Great Hill Partners GP III, L.P. (“GPIII”) and GHP III, LLC (“GHPIII”) have shared voting and dispositive power with respect to 3,545,064 of such shares of Common Stock.  GHEPIV, Great Hill Partners GP IV, L.P. (“GPIV”) and GHP IV, LLC (“GHPIV”) have shared voting and dispositive power with respect to 1,858,832 of such shares of Common Stock.  Matthew T. Vettel has shared voting and dispositive power with respect to 5,403,896 of such shares of Common Stock.  GPIII is the sole general partner of GHEPIII, and the sole general partner of GPIII is GHPIII.  The sole general partner of GHEPIV is GPIV, and the sole general partner of GPIV is GHPIV.  Messrs. Gaffney and Hayes are managers of GHI, and managers of the general partners of GHPIII and GHPIV, and Mr. Vettel is a manager of GHPIII and GHPIV.  GPIII may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by GHEPIII, and GHPIII may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by GHEPIII and that may be deemed indirectly beneficially owned by GPIII.  GPIV may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by GHEPIV, and GHPIV may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by GHEPIV and that may be deemed indirectly beneficially owned by GPIV.  Each of Messrs. Gaffney and Hayes may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by GHI, GHPIII and GHPIV, and Mr. Vettel may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by GHPIII and GHPIV.  Each of Messrs. Gaffney, Hayes and Vettel, GHI, GHPIII and GHPIV disclaims beneficial ownership of such shares of Common Stock.  The address of Great Hill Investors, LLC, Great Hill Equity Partners III, L.P. and Great Hill Equity Partners IV, L.P. is One Liberty Square, Boston, MA 02109.

(14)
Based on the statement on Schedule 13G filed with the SEC on February 12, 2010.  Baron Capital Group, Inc., BAMCO, Inc. and Ronald Baron have shared voting and dispositive power with respect to all 5,419,697 shares of Common Stock.  The address of Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

B-2

PRELIMINARY – SUBJECT TO COMPLETION

FORM OF CONSENT REVOCATION CARD — GOLD

CONSENT REVOCATION
SOLICITED BY THE
THE BOARD OF DIRECTORS
OF VITACOST.COM INC.

Your vote is very important.  If you have any questions about revoking any consent you may have previously given, or if you require assistance, please contact the Company’s consent revocation solicitor:

The Altman Group, Inc.
Call Toll Free:  (800) 591-8269
Email: proxyinfo@altmangroup.com
Facsimile:  (201) 460-0050

The undersigned, a record holder of shares of common stock, par value $0.00001 per share, of Vitacost.com Inc. (the “Company”), acting with respect to all shares of the Company’s common stock held by the undersigned, hereby acts as follows concerning the proposals of Great Hill set forth below.

THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”) URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

Please mark your selection ☑ as indicated in this example.

PROPOSAL 1:
Proposal made by Great Hill to amend Article IV, Section 4.3 of the bylaws, as currently in effect, of the Company in order to allow the stockholders to fill any vacancies, however caused, on the Board:

☐  YES, REVOKE MY CONSENT
☐  NO, DO NOT REVOKE MY CONSENT
☐  ABSTAIN

PROPOSAL 2:
Proposal made by Great Hill to remove, without cause, the following four members of the Board (and any person or persons, other than those elected by Great Hill’s consent solicitation, elected, appointed or designated by the Board to fill any vacancy or newly created directorship on or after May 11, 2010 and prior to the time that any of the actions proposed to be taken by Great Hill’s consent solicitation become effective): Eran Ezra, Stewart L. Gitler, David N. Ilfeld, M.D. and Lawrence A. Pabst, MD:

☐  YES, REVOKE MY CONSENT
☐  NO, DO NOT REVOKE MY CONSENT
☐  ABSTAIN

INSTRUCTION:
IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL 2, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 3:
Proposal made by Great Hill to elect Christopher S. Gaffney, Mark A. Jung, Michael A. Kumin and Jeffrey M. Stibel to serve as directors of the Company until the next annual meeting of stockholders and until their successors are duly elected and qualified:

☐  YES, REVOKE MY CONSENT
☐  NO, DO NOT REVOKE MY CONSENT
☐  ABSTAIN

INSTRUCTION:
IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL 3, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU WANT TO BE ELECTED IN THE FOLLOWING SPACE:

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS CONSENT REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL THREE OF THE PROPOSALS SET FORTH HEREIN.

THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON JUNE 2, 2010:

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE SIGNED AND DATED.  PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:  ____________________________, 2010
Print Name:  ________________________________
Signature (Title, if any): _______________________
Signature (if held jointly): ______________________
Title or Authority:

Please sign in the same form as name appears hereon.  Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give the title of officer signing.

IMPORTANT

WE STRONGLY RECOMMEND THAT YOU REJECT GREAT HILL AND ITS EFFORTS, WHICH THE BOARD STRONGLY BELIEVES ARE NOT IN THE BEST INTERESTS OF THE COMPANY AND ALL OF ITS STOCKHOLDERS.  FIRST, DO NOT SIGN OR RETURN GREAT HILL’S WHITE CONSENT CARD.  SECOND, IF YOU HAVE PREVIOUSLY SIGNED OR RETURNED A WHITE CONSENT CARD, YOUR BOARD RECOMMENDS THAT YOU REVOKE THAT CONSENT BY MARKING, SIGNING, DATING AND MAILING THIS CONSENT REVOCATION CARD IMMEDIATELY.  FINALLY,  IF YOU HAVE NOT SIGNED OR RETURNED GREAT HILL’S WHITE CONSENT CARD, YOU CAN SHOW YOUR SUPPORT FOR YOUR BOARD BY MARKING, SIGNING, DATING AND MAILING THIS CONSENT REVOCATION CARD.  PLEASE ACT TODAY.

Your vote is very important. If you have questions or need assistance in voting your shares, please call:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Call Toll Free: (800) 591-8269
Email: proxyinfo@altmangroup.com
Facsimile: (201) 460-0050

PLEASE RETURN THIS CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. IN ADDITION, YOU MAY ALSO FAX BOTH SIDES OF THIS CONSENT REVOCATION CARD TO THE ALTMAN GROUP, INC.